# *Holland and Holland Consultants*

*Vat Reg No: 563 323 160*
*e-mail:Len@ holland-holland.demon.co.uk*

*9 Nevis Close, Linslade,*
*Leighton Buzzard,*
*Bedfordshire,*
*United Kingdom.*
*LU7 2XD.*
*Tel: (44) 1525 378294*
*Fax: (44) 1525 852305*

*27 January, 2009.*

***Leonard Holland.***

*To accompany:*
"A QP Review of the Pampa de Pongo Concentrator, and Pelletizing Study for Cardero Peru S.A.C. Sept 2008. by Holland and Holland Consultants"

**I, Leonard Holland, do hereby certify that:**

1. I reside at 9, Nevis Close, Linslade, Leighton Buzzard, Bedfordshire, England. LU7 2XD.

2. I am a graduate of the University of Wales, University College of Swansea with a B.Sc. Honours in Extractive Metallurgy.

3. I have been practicing my proffession continuously for plus 45 years, as of 2008.

4. I am a Fellow of the Institute of Materials Minerals and Mining.

5. I am a registered Chartered Engineer in the UK.

6. I work as an independent consultant in the minerals processing industries throughout the world.

7. I am a qualified person as defined the National Instrument 43-101 and a competent person by virtue of my education, qualifications,work experience and membership of a proffessional association.

8. The report reviewing the Pampe de Pongo project has been compiled by myself, with no influence whatsoever from external sources.

9. The report is based upon information supplied by Cardero Peru, and in discussions with the Technical representatives of the Cardero Project.

10. I have no personal knowledge, as of the date of this certificate, of any material fact or change with respect to the subject matter of the technical review which is not reflected in this report or which if omitted would make the report misleading.

11. The Technical Report was filed on SEDAR on October 29, 2008 under Project Number 01335539, and I confirm that there has been no change in the information contained in the Technical Report.

12. Neither I nor any affiliated entity of mine, is at present or under an agreement arrangement or understanding, expects to become, an insider, associate, affiliated entity or employee of Cardero or any associated or affiliated entities.

13. Neither I nor any affiliated entity of mine, own directly or indirectly, nor expect to receive, any interest in the properties or securities of Cardero or any associated or affiliated companies.

14. Neither I nor any affiliated entity of mine have previously worked for Cardero or any associated or affiliated companies.

15. Holland and Holland Consultants consents to the use of this Technical Review with any regulatory authority and any other publication by them including electronic publication or websites accessible to the public.

Dated at Linslade, Bedfordshire, England this 27th day of January,



Leonard Holland. B.Sc. C.Eng.

Dated 27th January 2009